Exhibit 9.2

ADDENDUM TO DOMAIN LICENSE AGREEMENT

This Addendum (this "Addendum") is entered into as of April 01, 2025 (the "Effective Date"), by and between:

- Charles Nader Lowe, an individual, in his capacity as licensor (the "Licensor"); and
- Doc.com, Inc., a Delaware corporation (the "Licensee" or the "Company").

Licensor and Licensee may be referred to individually as a "Party" and collectively as the "Parties."

RECITALS

WHEREAS, the Parties entered into that certain Domain License Agreement dated April 1, 2025 (the "License Agreement"), pursuant to which Licensee was granted a ten (10) year license over the domain name *DOC.com*

WHEREAS, the Parties desire to clarify the scope, interpretation, and intended operation of the License Agreement, including the relationship between Licensee's usage rights and the contemplated transfer of ownership of the Domain Name;

WHEREAS, the Parties further desire to confirm their original intent with respect to the allocation of rights, control, and ownership outcomes associated with the Domain Name, without modifying the underlying economic arrangements between them;

1. CONTINUED VALIDITY OF LICENSE AGREEMENT

The Parties expressly confirm that the License Agreement remains valid, binding, and in full force and effect.

The License Agreement shall continue to govern the use, operation, and control of the Domain Name except as expressly clarified herein.

2. INTERPRETATION AND CLARIFICATION OF ORIGINAL INTENT

The Parties hereby acknowledge and agree that this Addendum is intended solely to clarify and confirm their original understanding and intent regarding the operation and interpretation of the License Agreement.

For the avoidance of doubt, the Parties confirm that, since inception of the License Agreement:

(a) Licensee was intended to have exclusive operational and commercial control over the Domain Name for purposes of its business; and

(b) the License Agreement was not intended to restrict or delay the ultimate transfer of ownership of the Domain Name to Licensee upon satisfaction of the applicable purchase conditions.

This Addendum does not constitute a modification of the underlying economic terms, nor does it create any new rights or obligations not already contemplated by the Parties, but rather reflects the Parties' original understanding and agreement.

3. CLARIFICATION OF OWNERSHIP EFFECTS UNDER THE LICENSE AGREEMENT

Consistent with the Parties' original intent, and notwithstanding anything to the contrary in the License Agreement:

Upon Licensee's full and final payment of all amounts required to acquire the Domain Name (the "Final Payment"):

- all right, title, and interest in and to the Domain Name shall automatically vest in Doc.com, Inc. as of the date of such Final Payment, and
- in any event, the legal transfer of registration, control, and ownership of the Domain Name shall be completed no later than three (3) business days following the date of the Final Payment,
- without the need to wait for, or be subject to, the expiration of the ten (10) year term set forth in the License Agreement, which shall not constitute a condition to ownership transfer.

Licensor shall take all actions, and execute any documents, reasonably necessary to effectuate such transfer within such three (3) business day period, including any registrar-level assignments or confirmations.

4. CONTINUITY OF LICENSE PRIOR TO TRANSFER

Until satisfaction of the applicable purchase conditions:

- Licensee shall retain exclusive, uninterrupted, and full operational and commercial control over the Domain Name, including all rights necessary to exploit, manage, monetize, and enforce such Domain Name in the ordinary course of business;
- Licensor shall not take any action inconsistent with Licensee's rights; and
- the License Agreement shall remain the operative instrument governing use.

5. EFFECT UPON COMPLETION OF TRANSFER

Upon completion of the transfer of ownership of the Domain Name:

- the License Agreement shall be deemed automatically satisfied and extinguished, and
- Licensee shall hold full legal and beneficial ownership of the Domain Name.

6. NO WAIVER; CONTINUING EFFECT

Except as expressly clarified herein:

- the License Agreement remains in full force and effect; and
- all rights and obligations of the Parties thereunder are hereby ratified and confirmed.

7. GOVERNING LAW

This Addendum shall be governed by and construed in accordance with the laws of the State of New York.

8. COUNTERPARTS

This Addendum may be executed in counterparts, including electronic signatures, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

SIGNATURES

IN WITNESS WHEREOF, the Parties have executed this Addendum as of the Effective Date first written above.

LICENSOR
Charles Nader Lowe
By: ______________________________
Name: Charles Nader Lowe
Date: April 1, 2025

LICENSEE
Doc.com, Inc.
By: ______________________________
Name: Charles Nader
Title: Chief executive officer
Date: April 1, 2025